FORM 8-K
Item 5. Other Events.
SIGNATURES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 20, 2004

HUNTINGTON BANCSHARES INCORPORATED

(Exact Name of Registrant as specified in its charter)

Maryland	0-2525	31-0724920

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

Huntington Center
41 South High Street
Columbus, Ohio 43287
(614) 480-8300
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

Item 5. Other Events.

     On April 20, 2004, Huntington Bancshares Incorporated (“Huntington”) determined that it would not grant any additional awards under its Employee Stock Incentive Plan (“Plan”), a broad based stock option plan not approved by shareholders, and terminated the Plan on a going-forward basis. Under the Plan, which was implemented in 2001, option grants were made to substantially all employees in September 2001 and in August 2002. All outstanding grants of stock options under the Plan remain in effect according to the terms of the option awards and the Plan, and the terms of the Plan will remain in effect with respect to outstanding options until such outstanding options have expired. Huntington made the decision to terminate the Plan on a going-forward basis after it determined that the shares reserved for issuance of future option grants under the Plan would not be necessary following the approval of its 2004 Stock and Long-Term Incentive Plan, which approval is anticipated to occur at the Annual Meeting of Shareholders to be held on April 27, 2004. Any employee or director of Huntington or its subsidiaries is eligible to participate in the 2004 Stock and Long-Term Incentive Plan which provides for a variety of equity based awards including stock options.

     Huntington reported in its Proxy Statement filed on March 16, 2004, a total of 2,445,850 shares reserved for issuance under the Plan as of December 31, 2003. As the result of this action today, there are no shares reserved for issuance of stock under future grants of stock options under the Plan. As of April 20, 2004, there are 4,088,600 shares reserved for issuance upon the exercise of outstanding options under the Plan, having a weighted average exercise price of $18.90.

     The information contained in this Current Report on Form 8-K contains forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 5, 2004, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this Current Report on Form 8-K are based on information available at the time of the Report. Huntington assumes no obligation to update any forward-looking statement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON BANCSHARES INCORPORATED

Date: April 20, 2004	By:	/s/ Richard A. Cheap

Richard A. Cheap, Secretary